                            JOINT FILING AGREEMENT

THIS AGREEMENT dated the 15th day of February, 2000.

WHEREAS:

A. MFC Merchant Bank S.A. ("Merchant Bank") is a wholly owned subsidiary of MFC Bancorp Ltd. ("MFC") and owns 202,663 shares of the common stock of Euro Trade & Forfaiting, Inc. ("Euro Trade");

B. Pursuant to a pledge agreement (the "Pledge Agreement") dated for reference January 31, 2000, Collingwood Investments Limited ("Collingwood") and North Cascade Limited ("Cascade") have pledged to Merchant Bank 4,400,000 and 6,600,000 shares, respectively (collectively, the "Euro Shares"), of the common stock of Euro Trade as security for a loan of $12.0 million made by Merchant Bank to Collingwood and Cascade pursuant to a loan agreement made among them dated for reference January 31, 2000; and

C. Each of MFC and Merchant Bank (each a "Filer" and collectively, the "Filers") is responsible for filing a Schedule 13D (the "Schedule 13D") relating to the acquisition or disposition of the shares of common stock of Euro Trade pursuant to U.S. securities laws.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1. Each Filer covenants and agrees that it is individually eligible to use the Schedule 13D which is to be filed;

2. Each Filer is individually responsible for the timely filing of any amendments to the Schedule 13D, and for the completeness and accuracy of the information concerning themselves, but is not responsible for the completeness and accuracy of any of the information contained in the Schedule 13D as to the other Filer, unless such Filer knows or has reason to believe that the information is inaccurate;

3. This Schedule 13D contains the required information with regard to each Filer and indicates that it is filed on behalf of the Filers; and

4. Each Filer agrees that the Schedule 13D to which this Joint Filing Agreement is attached as Exhibit 1 is filed on its behalf.

IN WITNESS WHEREOF the parties have duly executed this Joint Filing
Agreement.


MFC MERCHANT BANK S.A.                     MFC BANCORP LTD.

By:  /s/ Claudio Morandi                   By:  /s/ Michael Smith
     --------------------------                 -----------------------
     Claudio Morandi, President                 Michael J. Smith, Director

By:  /s/ Peter Hediger
     --------------------------
     Peter Hediger, Vice President